Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

PROSOMNUS, INC., et al.,[1]	Case No. 24-10972 (JTD)

Debtors.	(Jointly Administered)

Second AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF
PROSOMNUS, INC. AND ITS DEBTOR AFFILIATES

POLSINELLI PC
Shanti M. Katona (Del. Bar No. 5352)
Katherine M. Devanney (Del. Bar No. 6356)
Michael V. DiPietro (Del. Bar No. 6781)
222 Delaware Avenue, Suite 1101
Wilmington, Delaware 19801
Telephone: (302) 252-0920
Facsimile: (302) 252-0921
skatona@polsinelli.com
kdevanney@polsinelli.com
mdipietro@polsinelli.com

-and-

Mark B. Joachim (Admitted Pro Hac Vice)
1401 Eye Street, N.W., Suite 800
Washington, D.C. 20005
Telephone: (202) 783-3300
Facsimile: (202) 783-3535
mjoachim@polsinelli.com

Counsel to the Debtors
and Debtors in Possession

Dated: July 26, 2024

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: ProSomnus, Inc. (8216), ProSomnus Holdings, Inc. (3855), and ProSomnus Sleep Technologies, Inc. (0766). The location of the Debtors’ principal place of business and the Debtors’ mailing address is 5675 Gibraltar Dr., Pleasanton, California 94588.

i

INTRODUCTION

ProSomnus, Inc. and the other above-captioned debtors and debtors in possession (collectively, the “Debtors”), propose this joint chapter 11 plan of reorganization (as modified, amended, or supplemented from time to time, the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Holders of Claims against, or Interests in, the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, projections of future operations, risk factors, a summary and analysis of this Plan, the restructuring transactions contemplated hereby, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

Section 1.01        Defined Terms.

1.            “2022 Senior Indenture” means that certain Indenture, dated as of December 6, 2022, by and among Parent, as issuer, Holdings and OpCo, as guarantors, and Wilmington Trust, National Association, as trustee and collateral agent, as may be amended from time to time, related to the Senior Secured Convertible Notes Due December 6, 2025.

2.            “2022 Subordinated Indenture” means that certain Indenture, dated as of December 6, 2022, by and among Parent, as issuer, Holdings and OpCo, as guarantors, and Wilmington Trust, National Association, as trustee and collateral agent, as may be amended from time to time, related to the Subordinated Secured Convertible Notes Due April 6, 2026.

3.            “2023 Senior Indenture” means that certain Indenture, dated as of October 11, 2023, by and among Parent, as issuer, Holdings and OpCo, as guarantors, and Wilmington Trust, National Association, as trustee and collateral agent, as may be amended from time to time, related to the Senior Secured Convertible Exchange Notes Due December 6, 2025.

4.            “2023 Subordinated Indenture” means that certain Indenture, dated as of October 11, 2023, by and among Parent, as issuer, Holdings and OpCo, as guarantors, and Wilmington Trust, National Association, as trustee and collateral agent, as may be amended from time to time, related to the Subordinated Secured Convertible Exchange Notes Due April 6, 2026.

5.            “Administrative Expense” means a claim against any of the Debtors arising on or after the Petition Date and before the Effective Date for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Fee Administrative Expenses; (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

6.            “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the reference Entity was a debtor in a case under the Bankruptcy Code.

7.            “Affiliate Debtors” means Holdings and Parent.

8.            “Allowed” means, with respect to a Claim or Interest, any Claim or Interest (or portion thereof) against any Debtor that: (a) is deemed allowed under the Bankruptcy Code; (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; or (c) has been allowed by a Final Order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Plan. For the avoidance of doubt, any Claim or Interest (or portion thereof), that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date.

9.            “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination (except as limited by Section 3.08), or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or the Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy Law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer Laws.

10.          “Backstop Commitment Documentation” means that certain binding, valid, and enforceable agreement or other documentation, dated as of June 24, 2024, entered into by and among the Backstop Parties and the Debtors, pursuant to which certain parties therein have agreed to backstop 100% of the New Money Common Equity Investment in accordance with the terms thereof, which shall be reasonably acceptable in form and substance to the Debtors and the Sponsoring Noteholders. The Backstop Commitment Documentation is attached to the Disclosure Statement as Exhibit F.

11.          “Backstop Parties” means at any time and from time to time, one or more of the Sponsoring Noteholders or other third-party investors that have committed to backstop the New Money Common Equity Investment and are signatories to the Backstop Commitment Documentation.

12.          “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

13.          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

14.            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

15.            “Bridge Notes” means the “Senior Secured Convertible Notes due December 6, 2025” issued under the 2022 Senior Indenture on April 19, 2024 and April 29, 2024 in the original aggregate principal amount of $4,000,000.00.

16.            “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

17.            “Cash” or “$” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

18.            “Cash Collateral” has the meaning ascribed to such term in section 363(a) of the Bankruptcy Code.

19.            “Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, judgments, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, and guaranties, of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by Law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state, provincial, or federal Law or breach of any duty imposed by Law or in equity, including securities Laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Claims or Interests; (d) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any other Avoidance Action.

20.            “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all of the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

21.            “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

22.            “Claims and Noticing Agent” means Kurtzman Carson Consultants LLC, the claims and noticing agent retained by the Debtors in the Chapter 11 Cases.

23.            “Claims Register” means the official register of Claims and Interests maintained by the Claims and Noticing Agent.

24.            “Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

25.            “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

26.            “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

27.            “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

28.            “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, as such hearing may be continued from time to time.

29.            “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to, inter alia, section 1129 of the Bankruptcy Code, which order shall be consistent with the terms of the Restructuring Support Agreement, including the consent rights contained therein.

30.            “Consummation” means the occurrence of the Effective Date.

31.            “Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

32.            “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

33.            “Debtor Release” means the release set forth in Section 8.03 of the Plan.

34.            “Debtors” has the meaning set forth in the Introduction.

35.            “Definitive Documents” means the documents listed in Paragraph 6 of the Restructuring Support Agreement and the New Note Documents.

36.            “DIP Agent” means the administrative agent, collateral agent, or similar Entity under the DIP Facility.

37.            “DIP Administrative Expenses” means any and all claims arising under, derived from, or based upon the DIP Facility Documents including all amounts outstanding in respect of principal, interest, fees, expenses costs, penalties and other charges arising under the DIP Facility Documents, which DIP Administrative Expenses shall (i) have the priorities set forth in the DIP Credit Agreement and the DIP Orders (as applicable); and (ii) convert to New Common Equity on the Effective Date at the New Money Equity Price.

38.            “DIP Credit Agreement” means that certain Senior Subordinate Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of May 13, 2024 that governs the DIP Facility, as may be amended, amended and restated, supplemented, or modified from time to time.

39.            “DIP Facility” means the senior subordinate superpriority debtor-in-possession term loan facility for the DIP Loans, in the aggregate principal amount of $13 million, entered into on the terms and conditions set forth in the DIP Facility Documents.

40.            “DIP Facility Documents” means any documents governing the DIP Facility that are entered into in accordance with the DIP Credit Agreement, and the DIP Orders, and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, securities agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

41.            “DIP Lenders” means the lenders providing the DIP Facility under the DIP Facility Documents.

42.            “DIP Loans” means the loans provided under the DIP Facility.

43.            “DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

44.            “Disbursing Agent” means the Reorganized Debtors, or, as applicable, such other Entity or Entities selected by the Debtors or the Reorganized Debtors, in each case, in consultation with the Sponsoring Noteholders to make or facilitate distributions pursuant to the Plan.

45.            “Disclosure Statement” means the disclosure statement for this Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with section 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

46.            “Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy Law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

47.            “Distribution” means the distributions to be made by the Disbursing Agent in accordance with the Plan of, as the case may be: (a) Cash, (b) New Common Equity, (c) New Notes or (d) any other consideration or residual value distributed to Holders of Allowed Claims under the terms and provisions of the Plan.

48.            “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan.

49.            “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims and Interests except with respect to public securities, which date shall be on or as soon as is reasonably practicable after the Effective Date, subject to the consent of the Sponsoring Noteholders.

50.            “DTC” means the Depository Trust Company.

51.            “Effective Date” means the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Section 9.01 of the Plan have been satisfied or waived in accordance with Section 9.02 of the Plan.

52.            “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code, including “person” (as defined in section 101(41) of the Bankruptcy Code) and “governmental unit” (as defined in section 101(27) of the Bankruptcy Code).

53.            “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

54.            “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.

55.            “Excluded Parties” means, collectively, any Sponsoring Noteholder that (i) votes to reject the Plan, objects to the Plan, or supports an objection to the Plan or (ii) opts out of any Debtor releases sought in connection with the Plan.

56.            “Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) the directors, managers, and officers of the Debtors who served in such capacity between the Petition Date and the Effective Date; and (c) the Professionals retained by the Debtors in the Chapter 11 Cases.

57.            “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

58.            “Existing Equity Interests” means any Interests in Parent, including (a) shares of the class of common stock and public warrants of Parent, which previously traded on Nasdaq under the symbols “OSA” and “OSAAW,” respectively, that existed immediately prior to the Effective Date; (b) warrants for the purchase of common stock of Parent; (c) any restricted stock units of Parent, whether vested or unvested and those that vest upon a “change of control” transaction; (d) the exercise of any stock options in Parent in accordance with their terms prior to the Effective Date; and (e) the Series A Convertible Preferred Stock.

59.            “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

60.            “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

61.            “Final DIP Order” means any order approving the DIP Facility and authorizing the Debtors’ use of Cash Collateral on a final basis, which shall be in all respects acceptable in form and substance to the Sponsoring Noteholders.

62.            “Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

63.            “General Unsecured Claim” means any Claim against any of the Debtors that is not (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Expense; (c) a DIP Administrative Expense; (d) a Senior Notes Claim; (e) a Subordinated Notes Claim; (f) an Other Secured Claim; (g) a Priority Tax Claim; (h) an Other Priority Claim; (i) an Intercompany Claim; or (j) a Section 510(b) Claim.

64.            “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

65.            “Holder” means an Entity holding a Claim against or an Interest in a Debtor, as applicable.

66.            “Holdings” means ProSomnus Holdings, Inc.

67.            “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

68.            “Indentures” means, collectively, the Senior Indentures and the Subordinated Indentures.

69.            “Intercompany Claim” means any Claim against a Debtor or an Affiliate of a Debtor held by another Debtor or an Affiliate of a Debtor.

70.            “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

71.            “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, performance shares, performance units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor. For the avoidance of doubt “Interests” include the Existing Equity Interests and Intercompany Interests.

72.            “Interim DIP Order” means one or more orders entered on an interim basis approving the DIP Facility and the DIP Facility Documents and authorizing the Debtors’ use of Cash Collateral.

73.            “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

74.            “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

75.            “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

76.            “MIP” means the management incentive plan to be adopted by the Reorganized Board on or after the Effective Date on terms consistent with the Restructuring Support Agreement, Restructuring Term Sheet, and the consent rights contained therein.

77.            “Nasdaq” means the Nasdaq Stock Market LLC.

78.            “New Board” means the boards of directors of the applicable Reorganized Debtors, as set forth in the Plan Supplement.

79.            “New Common Equity” means shares of the Reorganized Debtors’ new common equity to be issued on the Effective Date or as otherwise permitted pursuant to the New Organizational Documents, as applicable.

80.            “New Money Common Equity” means the shares of New Common Equity issued in connection with the New Money Common Equity Investment.

81.            “New Money Common Equity Investment” means the new money equity capital raise to be consummated by one or more of the Reorganized Debtors on the Effective Date in accordance with the New Money Common Equity Investment Documents and/or the Restructuring Term Sheet, as applicable.

82.            “New Money Common Equity Investment Documents” means any and all other agreements, documents, and instruments delivered or entered into in connection with, or otherwise governing, the New Money Common Equity Investment, including the new money equity capital raise procedures, subscription forms, and any other materials distributed in connection with the New Money Common Equity Investment, which shall all be included in the Plan Supplement and shall be in form and substance acceptable to the Sponsoring Noteholders and the third-party investors, as applicable.

83.            “New Note Documents” means, collectively, the New Note Purchase Agreement and all other agreements, documents, and instruments to be delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, in each case, on terms and conditions determined by, and in form and substance acceptable solely to the Holders of the Senior Secured Notes.

84.            “New Note Purchase Agreement” means the note purchase or subscription agreement, as applicable, governing the Reorganized Debtors’ issuance of New Notes, which shall be on terms and conditions determined by and acceptable in form and substance solely to the Holders of the Senior Secured Notes.

85.            “New Notes” means those senior secured notes issued pursuant to the New Note Purchase Agreement and in connection with the other New Note Documents in the aggregate principal amount of approximately $15,800,000.

86.            “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which (a) shall be consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein and (b) will be filed with the Plan Supplement.

87.            “Non-Debtor Subsidiaries” means all of the subsidiaries of the Debtors, other than the Debtors.

88.            “OpCo” means ProSomnus Sleep Technologies, Inc.

89.            “Other Priority Claim” means any unsecured Claim, other than an Administrative Expense or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

90.            “Other Secured Claim” means any Secured Claim other than a DIP Administrative Expense, a Senior Notes Claim, or a Subordinated Notes Claim.

91.            “Parent” means ProSomnus, Inc.

92.            “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

93.            “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

94.            “Plan” means this joint chapter 11 plan of reorganization, the Plan Supplement, and all exhibits and schedules annexed hereto or referenced herein, in each case, as may be amended, supplemented, or otherwise modified from time to time in accordance with the Bankruptcy Code, the Restructuring Support Agreement, the Restructuring Term Sheet, and the terms hereof.

95.            “Plan Supplement” means the compilation of documents and forms of documents, term sheets, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented up to and through the Effective Date in accordance with the terms hereof and the Restructuring Support Agreement, including the consent rights contained therein, and this Plan) to be Filed prior to the Confirmation Hearing, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) the identities of the members of the New Board; (c) the New Note Documents; (d) the Rejected Executory Contracts and Unexpired Leases Schedule; (e) the Schedule of Retained Causes of Action; and (f) the New Money Common Equity Investment Documents. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full.

96.            “Prepetition Agents” means, collectively, the Prepetition Senior Agents and the Prepetition Subordinated Agents.

97.            “Prepetition Agents Expenses” means the reasonable and documented compensation, fees, expenses, disbursements, and claims for indemnity, subrogation and contribution incurred or owed to the Prepetition Agents and its professionals, whether prior to or after the Petition Date and whether prior to or after the Effective Date, and reasonable fees and expenses incurred in connection with distributions made pursuant to the Plan or the cancellation and discharge of the indentures, in each case to the extent payable or reimbursable under the Senior Indentures and/or the Subordinated Indentures, as applicable.

98.            “Prepetition Organizational Documents” means the formation documents and governance documents for the Debtors as of the Petition Date.

99.            “Prepetition Senior Agents” means, collectively, the Prepetition Senior Convertible Notes Agent and the Prepetition Senior Convertible Exchange Notes Agent.

100.           “Prepetition Senior Convertible Exchange Notes Agent” means the trustee and collateral agent under the 2023 Senior Indenture.

101.           “Prepetition Senior Convertible Notes Agent” means the trustee and collateral agent under the 2022 Senior Indenture.

102.          “Prepetition Subordinated Agents” means, collectively, the Prepetition Subordinated Convertible Notes Agent and the Prepetition Subordinated Convertible Exchange Notes Agent.

103.          “Prepetition Subordinated Convertible Exchange Notes Agent” means the trustee and collateral agent under the 2023 Subordinated Indenture.

104.            “Prepetition Subordinated Convertible Notes Agent” means the trustee and collateral agent under the 2022 Subordinated Indenture.

105.            “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

106.            “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated.

107.            “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

108.            “Professional Fee Account” means an account to be funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

109.            “Professional Fee Amount” means the aggregate amount of Professional Fee Administrative Expenses and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Section 2.03 of the Plan, provided, however, that in no event shall the Professional Fee Amount with respect to the post-petition Professional Fee Administrative Expenses shall not exceed $3,000,000.

110.            “Professional Fee Administrative Expense” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred after the Petition Date and through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Administrative Expense.

111.            “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

112.            “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.

113.            “Rejected Executory Contracts and Unexpired Leases Schedule” means, to the extent applicable, a schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule (if any) shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Sponsoring Noteholders.

114.            “Related Party” means, collectively, current and former directors, managers, officers, affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents (including any disbursing agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

115.            “Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) the Sponsoring Noteholders; (d) each DIP Lender; (e) the Prepetition Agents; (f) the DIP Agent; (g) each Holder of Senior Notes Claims; (h) each Holder of Subordinated Notes Claims who is party to or has otherwise signed the Restructuring Support Agreement; (i) each current and former Affiliate of each Entity in the foregoing clauses (a) through (h); and (j) each Related Party of each Entity in clauses (a) through (h); provided that any Holder of a Claim or Interest that is an Excluded Party or that affirmatively opts out of the releases provided by the Plan by checking the appropriate box on the applicable ballot or Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Plan shall not be a “Released Party.”

116.            “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) the Sponsoring Noteholders; (d) each DIP Lender; (e) the Prepetition Agents; (f) the DIP Agent; (g) each Holder of Senior Notes Claims; (h) each Holder of Subordinated Notes Claims who is party to or has otherwise signed the Restructuring Support Agreement; (i) all Holders of Claims or Interests that (1) vote to accept the Plan or are deemed to accept the Plan and (2) do not affirmatively opt out of the releases provided by the Plan; (j) all Holders of Claims who abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (k) all Holders of Claims who vote to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; and (l) each Related Party of each Entity in clause (a) through (k) of this definition to the fullest extent permitted by law, provided, however, that with respect to (l) hereof, a Related Party is only a Releasing Party with respect to claims that, under applicable non-bankruptcy law, it was authorized to assert on behalf of the Persons identified in (a) through (k) hereof. For the avoidance of doubt, creditors treated under Section II of the Plan are not Releasing Parties.

117.            “Reorganized Debtors” means, collectively, Reorganized Parent and each other Debtor, or any successor or assign thereto, by merger, consolidation, transfer of all or substantially all assets or otherwise, on and after the Effective Date.

118.            “Reorganized Parent” means either (a) OpCo, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, or (b) a new corporation or limited liability company that may be formed or caused to be formed by the Debtors to, among other things, issue the New Common Equity to be distributed in accordance with the Plan.

119.            “Restructuring Expenses” means all fees and expenses incurred by the Sponsoring Noteholders and DIP Agent in connection with the Restructuring Transactions, including attorneys’ fees and expenses.

120.            “Restructuring Support Agreement” means that certain restructuring support agreement to which the Debtors are a party, a copy of which is attached to the Disclosure Statement as Exhibit B.

121.            “Restructuring Term Sheet” means that certain Restructuring Term Sheet attached to the Restructuring Support Agreement as Exhibit A.

122.            “Restructuring Transactions” means any transactions or actions as may be necessary or appropriate to effect a restructuring of the Debtors’ businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in this Plan and the Restructuring Support Agreement, the issuance of all securities, notes, warrants, instruments, agreements, certificates, and other documents required to be issued or executed pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Section 4.02 of the Plan, in each case, in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

123.            “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time, in each case, in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

124.            “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, including any amendments or supplements thereto, in each case.

125.            “Section 510(b) Claims” means any Claim against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of Law or contract.

126.            “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code to the extent of the amount subject to setoff.

127.            “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar Law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

128.            “Security” means any security, as defined in section 2(a)(1) of the Securities Act or section 101(49) of the Bankruptcy Code.

129.            “Senior Indentures” means, collectively, the 2022 Senior Indenture and the 2023 Senior Indenture.

130.            “Senior Notes Claims” means any Claim against any Debtor derived from, based upon, or arising under the Senior Secured Notes, whether secured or unsecured, except for (i) Claims held by the Prepetition Senior Agents, which will be treated in accordance with Section 2.05 hereof, (ii) Claims derived from, based upon, or arising under the Bridge Notes, which shall be treated for all purposes as DIP Administrative Expenses and not as Senior Notes Claims, and (iii) the aggregate $2,000,000 of principal obligations under the Senior Secured Notes that was rolled into the DIP Facility pursuant to the Interim DIP Order, which shall be treated for all purposes as a DIP Administrative Expense and not as a Senior Notes Claim.

131.            “Senior Secured Convertible Exchange Notes” means those certain Senior Secured Convertible Exchange Notes due December 6, 2025 issued pursuant to the 2023 Senior Indenture.

132.            “Senior Secured Convertible Notes” means those certain Senior Secured Convertible Notes due December 6, 2025 issued pursuant to the 2022 Senior Indenture.

133.            “Senior Secured Notes” means, collectively, the Senior Secured Convertible Notes and the Senior Secured Convertible Exchange Notes.

134.            “Sponsoring Noteholders” shall have the meaning ascribed to such term in the Restructuring Support Agreement.

135.            “Subordinated Indentures” means, collectively, the 2022 Subordinated Indenture and the 2023 Subordinated Indenture.

136.            “Subordinated Notes Claims” means any Claim against any Debtor derived from, based upon, or arising under the Subordinated Secured Notes, whether secured or unsecured, except for Claims held by the Prepetition Subordinated Agents, which will be treated in accordance with Section 2.05 hereof.

137.            “Subordinated Secured Convertible Exchange Notes” means those certain Subordinated Secured Convertible Exchange Notes due April 6, 2026 issued pursuant to the 2023 Subordinated Indenture.

138.            “Subordinated Secured Convertible Notes” means those certain Subordinated Secured Convertible Notes due April 6, 2026 issued pursuant to the 2022 Subordinated Indenture.

139.            “Subordinated Secured Notes” means, collective, the Subordinated Secured Convertible Notes and the Subordinated Secured Convertible Exchange Notes.

140.            “Substantive Consolidation Order” means the order of the Bankruptcy Court, which may be the Confirmation Order, authorizing substantive consolidation of the Estates pursuant to Section 4.03.

141.            “Third Party Release” means the release set forth in Section 8.04 of the Plan.

142.            “U.S. Trustee” means the United States Trustee for the District of Delaware.

143.            “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

144.            “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

145.            “Voting Deadline” means July 19, 2024 at 4:00 p.m. (prevailing Eastern Time).

146.            “Voting Record Date” means June 24, 2024.

Section 1.02            Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto, as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal Law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

Section 1.03            Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

Section 1.04            Governing Law.

Unless a rule of law or procedure is supplied by federal Law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the Laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing Law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware (if any) shall be governed by the Laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtors.

Section 1.05            Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

Section 1.06            Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

Section 1.07            Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan (including the Plan Supplement), the Confirmation Order shall control.

Section 1.08            Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.01 hereof) and fully enforceable as if stated in full herein.

Failure to reference such rights shall not impair such rights and obligations.

Solely with respect to any consultation, information, notice, or consent rights in the Plan, in the event of any inconsistency between the Plan and the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall control.

article II.
ADMINISTRATIVE EXPENSES, DIP ADMINISTRATIVE EXPENSES, PRIORITY
CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expenses, Professional Fee Administrative Expenses, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

Section 2.01            Administrative Expenses.

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, and unless the Holder of an Allowed Administrative Expense Claim agrees to less favorable treatment or such Holder has been paid by any Debtor on account of such Allowed Administrative Expense prior to the Effective Date, each Holder of an Allowed Administrative Expense (other than holders of Professional Fee Administrative Expenses and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Expense an amount of Cash equal to the amount of such Allowed Administrative Expense in accordance with the following: (1) if an Administrative Expense is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Expense is due or as soon as reasonably practicable thereafter); (2) if such Administrative Expense is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Expense becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Expense is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Expense without any further action by the holders of such Allowed Administrative Expense; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable, and in each case, with the consent of the Sponsoring Noteholders; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Section 2.02         DIP Administrative Expenses.

On the Effective Date, each holder of an Allowed DIP Administrative Expense, shall receive, in full satisfaction of such DIP Administrative Expense, its Pro Rata share of 48.19% of New Common Equity at the New Money Equity Price.

Section 2.03         Professional Fee Administrative Expenses.

(a)	Final Fee Applications and Payment of Professional Fee Administrative Expenses.

All requests for payment of Professional Fee Administrative Expenses for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Administrative Expenses after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Administrative Expenses in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Account.

(b)	Professional Fee Account.

On the Effective Date, the Reorganized Debtors shall, in consultation with the Sponsoring Noteholders, establish and fund the Professional Fee Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Account shall be established in trust for the Professionals and maintained solely for Allowed Professional Fee Administrative Expenses. The amount of Allowed Professional Fee Administrative Expenses shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Account as soon as reasonably practicable after such Professional Fee Administrative Expenses are Allowed. When such Allowed Professional Fee Administrative Expenses have been paid in full, any remaining amount in the Professional Fee Account shall promptly be transferred to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(c)	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Administrative Expenses and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors and the Sponsoring Noteholders no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional in consultation with the Sponsoring Noteholders.(d)            Post-Confirmation Fees and Expenses.

Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

Section 2.04            Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

Section 2.05            Payment of Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, any applicable engagement letter(s), and any DIP Orders, as applicable, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, and without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors or the Reorganized Debtors, as applicable. In addition, the Debtors and/or the Reorganized Debtors, as applicable, shall continue to pay pre- and post-Effective Date Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date, without any requirement for Bankruptcy Court review or approval.

Without limiting the foregoing, on the Effective Date, the Disbursing Agent shall pay in full in Cash the Prepetition Agents Expenses without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval. In addition, the Disbursing Agent shall continue to pay the Prepetition Agents Expenses, as necessary, after the Effective Date when due and payable in the ordinary course solely to the extent related to implementation, consummation and defense of the Plan, whether incurred before, on or after the Effective Date, without any requirement for further notice or Bankruptcy Court review or approval.

Notwithstanding anything to the contrary contained herein, any unpaid Claim payable on account of the reasonable and documented fees and expenses of the Restructuring Expenses that the Debtors are obligated to pay under the Restructuring Support Agreement, and for which the Debtors have received an invoice, shall constitute an Allowed Administrative Expense and shall be paid on a current basis in full in Cash on the Effective Date or as reasonably practicable thereafter, or to the extent accrued after the Effective Date, on a current basis in full in Cash as invoiced. Nothing herein shall require the Sponsoring Noteholders or their professionals to file applications, a Proof of Claim or otherwise seek approval of the Bankruptcy Court as a condition to payment of such Allowed Administrative Expenses.

Section 2.06            Payment of Statutory Fees.

Payment of United States Trustee Quarterly Fees. All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code, together with the statutory rate of interest set forth in section 3717 of Title 31 of the U.S. Code to the extent applicable (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtors on the Effective Date.  After the Effective Date, the Debtors and the Reorganized Debtors shall be jointly and severally liable to pay any and all Quarterly Fees when due and payable.  The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR.  After the Effective Date, each of the Reorganized Debtors shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. each and every one of the Debtors and the Reorganized Debtors shall remain obligated to pay Quarterly Fees to the Office of the U.S. Trustee until the earliest of that particular Debtor's case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.  The U.S. Trustee shall not be required to file any Administrative Claim in the case and shall not be treated as providing any release under the Plan.

article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

Section 3.01            Classification of Claims and Interests.

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Type of Claim or Interest	Impairment	Voting
Class 1	Senior Notes Claims	Impaired	Yes
Class 2	Subordinated Notes Claims	Impaired	Yes
Class 3	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 4	Other Priority Claims	Unimpaired	No (Deemed to accept)
Class 5	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 6	Section 510(b) Claims	Impaired	No (Deemed to reject)
Class 7	Interests	Impaired	No (Deemed to reject)

Section 3.02         Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, the Sponsoring Noteholders, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

(a)	Class 1 – Senior Notes Claims

(i)	Classification: Class 1 consists of all Senior Notes Claims.

(ii)	Treatment: Each Holder of an Allowed Senior Notes Claim shall receive, in full satisfaction of its Allowed Senior Notes Claim: its Pro Rata share of the New Notes; provided, however, that Holders of Senior Notes Claims that are Excluded Parties shall receive no distribution under the Plan.

(iii)	Voting: Class 1 is Impaired under the Plan. Holders of Senior Notes Claims are entitled to vote to accept or reject the Plan.

(b)	Class 2 – Subordinated Notes Claims

(i)	Classification: Class 2 consists of all Subordinated Notes Claims.

(ii)	Treatment: Each Holder of an Allowed Subordinated Notes Claim shall receive, in full satisfaction of such Subordinated Notes Claim, its Pro Rata share of 22.48% of New Common Equity, subject to dilution on account of the MIP; provided, however, that Holders of Subordinated Notes Claims that are Excluded Parties shall receive no distribution under the Plan.

(iii)	Voting: Class 2 is Impaired under the Plan. Holders of Subordinated Notes Claims are entitled to vote to accept or reject the Plan.

(c)	Class 3 – Other Secured Claims

(i)	Classification: Class 3 consists of all Other Secured Claims.

(ii)	Treatment: Except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, with the consent of the Sponsoring Noteholders: (i) payment in full in Cash of its Allowed Other Secured Claim; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(iii)	Voting: Class 3 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(d)	Class 4– Other Priority Claims

(i)	Classification: Class 4 consists of all Other Priority Claims.

(ii)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive payment in full, in cash, on the Effective Date.

(iii)	Voting: Class 4 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(e)	Class 5 – General Unsecured Claims

(i)	Classification: Class 6 consists of all General Unsecured Claims.

(ii)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(iii)	Voting: Class 5 is Unimpaired under the Plan. Holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(f)	Class 6 – Section 510(b) Claims

(i)	Classification: Class 6 consists of all Section 510(b) Claims.

(ii)	Treatment: On the Effective Date, Section 510(b) Claims will be cancelled, released, and extinguished and will be of no further force and effect and shall receive no recovery.

(iii)	Voting: Class 6 is Impaired and conclusively deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

(g)	Class 7 –Interests

(i)	Classification: Class 7 consists of all Interests.

(ii)	Treatment: On the Effective Date, Interests will be cancelled, released, and extinguished and will be of no further force and effect and shall receive no recovery.

(iii)	Voting: Class 7 is Impaired and conclusively deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

Section 3.03         Special Provision Governing Unimpaired Claims.

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or the Confirmation Order, until a prepetition Unimpaired Claim has been (1) paid in full in accordance with applicable law, or on terms agreed to between the Holder of such Claim and the Reorganized Debtors, or in accordance with the terms and conditions of the particular transaction giving rise to such Claim; or (2) otherwise satisfied or disposed of as determined by a court of competent jurisdiction (the occurrence of (1) or (2), an “Unimpaired Claim Resolution”): (a) the provisions of Sections 8.01 through 8.06 of the Plan shall not apply or take effect with respect to such Claim; (b) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, barred, or enjoined; (c) the property of each of the Debtors’ Estates that vests in the applicable Reorganized Debtor(s) pursuant to the Plan shall not be free and clear of such Claim; and (d) any Liens of securing such Claim shall not be deemed released (subclauses (a) through (d), collectively, the “Unimpaired Claim Carve Out”). Upon the occurrence of an Unimpaired Claim Resolution with respect to a prepetition Unimpaired Claim, the Unimpaired Claim Carve Out shall cease to apply to such Claim. Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses and counterclaims to, or setoffs or recoupments against, any such Unimpaired Claim.

Holders of Unimpaired Claims shall not be subject to any claims resolution process in Bankruptcy Court in connection with their Claims, and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors or other Entity in any forum with jurisdiction over the parties. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced, except with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, which shall be determined, resolved or adjudicated as set forth in Section 5.02 of the Plan.

Section 3.04            Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 3.05            Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

Section 3.06            Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Section 3.02 of the Plan. The Debtors reserve the right, subject to the prior written consent of the Sponsoring Noteholders, to modify the Plan in accordance with Article X hereof and the Restructuring Support Agreement to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

Section 3.07            Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Section 3.08            Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Any such contractual, legal, or equitable subordination rights shall be settled, compromised, and released pursuant to the Plan.

article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

Section 4.01            General Settlement of Claims and Interests.

In consideration for the classification, distributions, releases, and other benefits provided under this Plan, on the Effective Date, the provisions of this Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action, and controversies resolved pursuant to this Plan. This Plan shall be deemed a motion by the Debtors to approve such compromises and settlements pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests, and are fair, equitable, and within the range of reasonableness. Subject to Article VI, distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person.

Section 4.02         Restructuring Transactions.

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Support Agreement, the Restructuring Term Sheet, and Definitive Documents and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Debtors and Reorganized Debtors, as applicable, to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan before, on, and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses and to otherwise simplify the overall corporate structure of the Reorganized Debtors. Such restructuring may include (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan, the Restructuring Support Agreement, the Restructuring Term Sheet, and the other Definitive Documents and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan, the Restructuring Support Agreement, the Restructuring Term Sheet, and the other Definitive Documents and having such other terms to which the applicable Entities may agree; (3) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; (4) the issuance of New Common Equity; (5) the execution and delivery of the New Note Documents; (6) the execution and delivery of the New Organizational Documents, and any certificates or articles of incorporation, bylaws, or such applicable formation documents (if any) of each Reorganized Debtor; and (7) all other actions that the Debtors, Reorganized Debtors and/or the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law or foreign law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan, the Restructuring Support Agreement, the Restructuring Term Sheet, and the other Definitive Documents and any consents or approvals required thereunder.

The Confirmation Order shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions (including any other transaction described in, approved by, contemplated by, or necessary to effectuate this Plan).

Section 4.03         Substantive Consolidation

(a)	Consolidation of the Chapter 11 Estates

The Plan contemplates and is predicated upon entry of an order (which may be the Confirmation Order) substantively consolidating the Debtors’ Estates and Chapter 11 Cases for all purposes, including voting, Distribution, and Confirmation. On the Effective Date, (a) all Intercompany Claims between the Debtors shall be eliminated; (b) all assets and liabilities of the Affiliate Debtors shall be merged or treated as if they were merged with the assets and liabilities of OpCo; (c) any obligation of a Debtor and any guarantee thereof by another Debtor shall be deemed to be one obligation of OpCo, and any such guarantee shall be eliminated; (d) each Claim Filed or to be Filed against any Debtor shall be deemed Filed only against OpCo and shall be deemed a single Claim against and a single obligation of OpCo; and (e) any joint or several liability of the Debtors shall be deemed one obligation of OpCo. On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment, or performance made by one Debtor as to the obligations of another Debtor shall be released and of no further force and effect.

The substantive consolidation effected pursuant to this Section 4.03 shall not, and shall not be deemed to, prejudice the Retained Causes of Action and the Avoidance Actions (subject to the releases set forth in Article VIII), which shall survive entry of the Substantive Consolidation Order, as if there had been no substantive consolidation.

(b)	Substantive Consolidation Order

The Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors’ Chapter 11 Cases. If no objection to substantive consolidation is timely Filed and served by any Holder of an Impaired Claim affected by the Plan as provided herein on or before the deadline to object to Confirmation of the Plan, or such other date as may be fixed by the Court, the Substantive Consolidation Order (which may be the Confirmation Order) may be approved by the Court. If any such objections are timely Filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

Section 4.04         Corporate Existence.

Except as otherwise provided in this Plan or the Confirmation Order, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by this Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). On or after the Effective Date, one or more of the Debtors may be disposed of, dissolved, wound down, or liquidated with or without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

Section 4.05            Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims.

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c), and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, the Reorganized Debtors may (1) operate their respective businesses, (2) use, acquire, and dispose of their respective property, and (3) compromise or settle any Claims, Interests, or Causes of Action, in each case without notice to, supervision of, or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. For the avoidance of doubt, no Reorganized Debtor (including any Reorganized Debtor ultimately being wound-down and liquidated in connection with the Restructuring Transactions) shall be treated as being liable on any Claim that is discharged pursuant to the Plan.

Section 4.06            Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, the Confirmation Order, or any other Definitive Document, all notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, collateral agreements, subordination agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any existing indebtedness or obligations of the Debtors or giving rise to any rights or obligations relating to Claims against or Interests in the Debtors shall be deemed canceled and surrendered, and null, void and worthless, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged; provided, that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in the Plan or the Confirmation Order, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (1) enabling the Holder of such Claim or Interest to receive distributions on account of such Claim or Interest under this Plan as provided herein; (2) allowing and preserving the rights of the Prepetition Agents and DIP Agent, as applicable, to make distributions as specified under this Plan on account of Allowed Claims, including allowing the Prepetition Agents and DIP Agent to submit invoices for any amount and enforce any obligation owed to them under this Plan to the extent authorized or allowed by the applicable documents; (3) permitting the Reorganized Debtors and any other Disbursing Agent, as applicable, to make distributions on account of applicable Claims and Interests, as applicable; (4) preserving the Prepetition Agents’ and DIP Agent’s rights, if any, to compensation and indemnification as against any money or property distributable to the Holders of Senior Notes Claims, Subordinated Notes Claims, and DIP Administrative Expenses, as applicable, including permitting the Prepetition Agents and DIP Agent, as applicable, to maintain, enforce, and exercise any priority of payment or charging liens against such distributions each pursuant and subject to the terms of the Indentures, and DIP Credit Agreement, as applicable, as in effect on or immediately before the Effective Date, (5) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Prepetition Agents and DIP Agent, as applicable, against any person other than a Released Party (which Released Parties include the Debtors, Reorganized Debtors, Non-Debtor Affiliates, and Sponsoring Noteholders), and any exculpations of the Prepetition Agents and DIP Agent, as applicable; provided, that the Prepetition Agents and DIP Agent shall remain entitled to indemnification or contribution from the Holders of Senior Notes Claims, Subordinated Notes Claims, and DIP Administrative Expenses, to the extent provided in the respective Indentures and DIP Credit Agreement, as applicable, as in effect on the Effective Date, (6) permitting the Prepetition Agents and DIP Agent, as applicable, to enforce any obligation (if any) owed to them under this Plan, (7) permitting the Prepetition Agents and DIP Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, and (8) permitting the Prepetition Agents and DIP Agent to perform any functions that are necessary to effectuate the foregoing; provided, however, that nothing in this Section 4.06 shall affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan, or (except as set forth in (5) above) the releases of the Released Parties pursuant to Article IX of this Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in this Plan. In furtherance of the foregoing, as of the Effective Date, Holders of Senior Notes Claim, Subordinated Notes Claims, and DIP Administrative Expenses shall be deemed to have released any such Claims against the Reorganized Debtors under the Indentures and DIP Facility Documents and are enjoined from pursuing any such claims against any of the Reorganized Debtors in respect of such Senior Notes Claims, Subordinated Notes Claims, and DIP Administrative Expenses.

On the Effective Date, the Prepetition Agents, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall (i) be automatically and fully released and discharged from any further responsibility under the Indentures and DIP Credit Agreement, as applicable; and (ii) have no further obligation or liability except as provided in this Plan and the Confirmation Order, and after the performance by the Prepetition Agents, DIP Agent, and their representatives and professionals of any obligations and duties required under or related to this Plan or the Confirmation Order, the Prepetition Agents, DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be relieved of and released from any obligations and duties arising thereunder. The commitments and obligations of the Holders of the Senior Notes Claims and the Subordinated Notes Claims to extend any further or future credit or financial accommodations to the Debtors, its subsidiaries or assigns under the Indentures, respectively, shall fully terminate and be of no further force or effect on the Effective Date, provided, however, that such termination shall not apply to the New Notes. The reasonable and documented fees, expenses, and costs of the Prepetition Agents and the DIP Agent, including fees, expenses, and costs of each of their respective professionals incurred after the Effective Date in connection with the Indentures or DIP Credit Agreement, as applicable, and reasonable and documented fees, costs, and expenses associated with effectuating distributions pursuant to this Plan, including the fees and expenses of counsel, if any, shall be paid in accordance with the terms of this Plan and the applicable Definitive Documents.

Section 4.07            Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Secured Claim (including Allowed DIP Administrative Expenses), or promptly thereafter, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of an Allowed Secured Claim (including an Allowed DIP Administrative Expense) that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Allowed Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

To the extent that any Holder of a Secured Claim, or any agent for such Holder, has filed or recorded publicly any Lien and/or security interests against the property of the Non-Debtor Subsidiaries, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Non-Debtor Subsidiaries that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Non-Debtor Subsidiaries shall be entitled to make any such filings or recordings on such Holder’s behalf.

Section 4.08            Sources of Consideration for Plan Distributions.

The Debtors or the Reorganized Debtors, as applicable, shall fund distributions under the Plan with the (i) Debtors’ Cash on hand, (ii) Cash generated from operations; (iii) funds from the DIP Facility, and (iv) funds generated through issuance of the New Money Common Equity Investment.

Section 4.09            Issuance of New Common Equity and Deregistration.

On the Effective Date, the Reorganized Debtors issue or reserve for issuance all of the New Common Equity in accordance with the terms of this Plan and the New Organizational Documents without the need for further corporate or other action. All of the New Common Equity issuable under this Plan and the Confirmation Order shall, when so issued be duly authorized, validly issued, fully paid, and nonassessable.

Reorganized Parent intends to exist and operate as a private company after the Effective Date. As promptly as reasonably practicable following the Effective Date, Parent expects to take all necessary steps to terminate the registration of all Securities under the Exchange Act and Securities Act, including to de-register its Existing Equity Interests, and to terminate its reporting obligations under sections 12, 13, and 15(d) of the Exchange Act, including by filing a Form 15 with the SEC under the Exchange Act.

(a)	Absence of Listing/Transfer of New Common Equity

On the Effective Date, Reorganized Debtors shall issue the New Common Equity pursuant to this Plan and the New Organizational Documents. The Reorganized Debtors shall not be obligated to effect or maintain any listing of the New Common Equity for trading on any national securities exchange (within the meaning of the Exchange Act) and it has no current intention of maintaining or obtaining such listing. Unless otherwise provided herein, distributions of the New Common Equity are expected to be made by delivery or book-entry transfer thereof by the Disbursing Agent in accordance with this Plan and the New Organizational Documents, rather than through the facilities of DTC. Upon the Effective Date, after giving effect to the Restructuring Transactions, the New Common Equity shall be that number of shares or membership interests as may be designated in the New Organizational Documents.

On and after the Effective Date, transfers of New Common Equity shall be made in accordance with applicable United States law, United States securities laws (as applicable), and the New Stockholders Agreement (if applicable), including the payment of stamp duty tax and completion of registration with the Disbursing Agent.

(b)	New Stockholders Agreement

On the Effective Date, to the extent applicable, one or more of the Reorganized Debtors shall enter into the New Stockholders Agreement with the Holders of the New Common Equity, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the New Stockholders Agreement). On and as of the Effective Date, all of the Holders of New Common Equity shall be deemed to be parties to the New Stockholders Agreement (if applicable), without the need for execution by such Holder.

If applicable, the New Stockholders Agreement shall be binding on all Persons or Entities receiving, and all Holders of, the New Common Equity (and their respective successors and assigns), whether such New Common Equity is received or to be received on or after the Effective Date and regardless of whether such Person or Entity executes or delivers a signature page to the New Stockholders Agreement.

Section 4.10         New Money Common Equity Investment.

On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall consummate the New Money Common Equity Investment pursuant to which participants shall subscribe to purchase New Money Common Equity in an amount of at least $9,000,000 in the aggregate. The New Money Common Equity shall be offered in the form of a rights offering or other subscription process. The price per share of New Money Common Equity shall be based on an indicative pre-money enterprise value of the Reorganized Debtors of $25,700,000, (a) prior to taking into account the funding of the DIP Facility and the Bridge Notes, and the funding of New Money Common Equity, and (b) assuming an Effective Date of July 31, 2024, or as soon thereafter as is practicable (the “New Money Equity Price”). The New Money Common Equity shall be offered for ratable participation by the Sponsoring Noteholders and other third-party purchasers. [The New Money Common Equity Investment has been fully backstopped the Backstop Parties on the terms set forth in the Backstop Commitment Documentation.]

Confirmation of the Plan shall be deemed approval of the New Money Common Equity Investment and the New Money Common Equity Investment Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization for the Reorganized Debtors to enter into and execute the New Money Common Equity Investment Documents as may be required to effectuate the treatment afforded by the New Money Common Equity. All New Money Common Equity issued pursuant to the Plan shall be duly authorized, validly issued and non-assessable.

For the avoidance of doubt, the issuance of the New Money Common Equity shall be exempt from the registration requirements of the Securities Act as a result of Bankruptcy Code section 1145 to the maximum extent permitted by law.

Section 4.11         The New Notes

On the Plan Effective Date, the Reorganized Debtors shall enter into the New Note Documents. The Confirmation Order shall approve the New Notes and the New Note Documents (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees paid in connection therewith), and all Claims, Liens, and security interests to be granted in accordance with the terms of the New Note Documents, if any, (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Claims and Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Note Documents, (c) shall be deemed automatically attached and perfected on the Plan Effective Date, subject only to the Liens and security interests as may be permitted under the New Note Documents, and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Debtors and the Reorganized Debtors, as applicable, and the Persons granting such Liens and security interests are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order with respect to the Plan, and any such filings, recordings, approvals, and consents shall not be required) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

Section 4.12         Corporate Actions.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including, as applicable: (a) the issuance and distribution of the New Common Equity; (b) the offering and implementation of the New Money Common Equity Investment; (c) the issuance and distribution of the New Notes; (d) implementation of the Restructuring Transactions, (e) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (f) adoption of the New Organizational Documents; (g) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases (as applicable); and (h) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Equity, the New Money Common Equity Investment, the New Organizational Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section 4.12 shall be effective notwithstanding any requirements under non-bankruptcy Law.

Section 4.13         New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Organizational Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.

After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

(a)	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the terms of the current members of the board of directors of the Debtors shall expire and the existing officers of the Debtors shall be automatically removed as officers, and the New Board and new officers of each of the Reorganized Debtors shall be appointed consistent with the terms of the Restructuring Support Agreement and Restructuring Term Sheet. Specifically, the New Board shall consist of five members, including three directors appointed by the Sponsoring Noteholders. For subsequent terms, following the Effective Date, members of the New Boards and new officers of each of the Reorganized Debtors shall be appointed in accordance with the New Organizational Documents and other constituent documents of each Reorganized Debtor.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the identity and affiliation of any Person proposed to serve on the New Boards will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, as well as those Persons that will serve as officers of the Reorganized Debtors. Provisions regarding the removal, appointment, and replacement of members of the New Boards, to the extent applicable, will be disclosed in the New Organizational Documents.

(b)	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

Section 4.14         Management Incentive Plan.

Unless otherwise agreed, the Reorganized Debtors shall be authorized to adopt the MIP, enact and enter into related policies and agreements, and grant awards under the MIP to participants on the terms and conditions determined by the board of the directors of the Reorganized Parent, in all respects consistent with this Plan and the Restructuring Support Agreement.

Section 4.15         Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date. The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

Section 4.16         Certain Securities Law Matters.

The offering, issuance (or entry into), and distribution of the New Common Equity and all other Securities entered into and/or issued in connection with the Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities to the maximum extent permitted by Law, in accordance with, and pursuant to section 1145 of the Bankruptcy Code or any other available exemption from registration, as applicable.

In addition, the New Common Equity issued under section 1145 of the Bankruptcy Code (1) will not be “restricted securities” as defined in rule 144(a)(3) under the Securities Act and (2) will be freely tradable and transferable in the United States by a recipient thereof that (i) is an entity that is not an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code, (ii) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (iii) has not been such an “affiliate” within 90 days of the time of the transfer, and (iv) has not acquired such securities from an “affiliate” within one year of the time of transfer, subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Organizational Documents.

To the extent issuance under section 1145(a) of the Bankruptcy Code is unavailable, the New Common Equity will be issued without registration under the Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act, and similar registration exemptions under state or local securities Laws, in each case to the maximum extent permitted thereunder. Any securities issued in reliance on section 4(a)(2) and/or Regulation S under the Securities Act, will be “restricted securities” under the Securities Act and/or subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable Law and subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Money Common Equity Investment Documents and New Organizational Documents, as applicable.

Neither the issuance of the New Common Equity or the New Money Common Equity Investment shall constitute an invitation or solicitation of an invitation or offer to sell or buy, any securities in contravention of any applicable Law in any jurisdiction. No action has been taken, nor will be taken, in any jurisdiction that would permit a public offering of any of the New Common Equity in any jurisdiction where such action for that purpose is required.

Except as otherwise provided in the New Organizational Documents or otherwise elected by the Debtors (with the consent of the Sponsoring Noteholders), the initial ownership of the New Common Equity will be recorded in a register maintained by a transfer agent. To the extent provided in the New Organizational Documents or as elected by the Debtors (with the consent of the Sponsoring Noteholders), some or all Holders entitled to receive distributions of New Common Equity (which may be determined based on the percentage of New Common Equity issued on the Effective Date to which such Holder is entitled) may receive and hold such New Common Equity through the facilities of DTC. Upon the Effective Date, each Holder that receives New Common Equity pursuant to the terms hereof will be deemed to be a party to the New Organizational Documents, as applicable (even if such holder of New Common Equity does not execute a signature page to the New Organizational Documents); provided, that, without in any way reducing the force and effect of the foregoing, the Debtors may, in their discretion and as a means of further assurance (and with the consent of the Sponsoring Noteholders) require that such Holders become party to the New Organizational Documents, either as a condition to distribution of the New Common Equity, or at a later date. The Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Equity under applicable securities Laws. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC and any transfer agent shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Equity is exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services.

Section 4.17         1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or Reorganized Debtors, including the New Common Equity and the New Notes; (2) the restructuring transactions contemplated under the Plan; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; or (5) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 4.18         Governmental Regulatory Applications.

The Debtors or the Reorganized Debtors, as applicable, shall use best efforts to obtain any and all required governmental, regulatory, and/or third-party approvals, and shall promptly provide such additional documents or information requested by any governmental regulatory authority in connection with the review of the foregoing. Any agreements with or commitments to any governmental regulatory authorities by the Debtors, including any decision to accept and/or not to oppose any proposed material conditions or limitations on any such required approvals, shall require the prior approval of the Sponsoring Noteholders. Any other person required or reasonably requested by the Debtors (in each case with the consent of the Sponsoring Noteholders) shall use commercially reasonable efforts to make or assist in submissions necessary or appropriate for the consummation of the Restructuring Transactions.

Section 4.19         Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

Section 4.20         Indemnification Obligations.

Consistent with applicable Law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

Section 4.21         No Change in Control.

For the avoidance of doubt, except as provided in (x) the cancellation of any Interests pursuant to the Plan, (y) any issuance, transfer or acquisition of New Common Equity or other Securities pursuant to the Plan or in connection with the Debtors’ restructuring, and (z) the revesting of assets in the Reorganized Debtors as of the Effective Date pursuant to the Plan, shall not, and shall not be deemed to, result in a “change in control” or “change of control” under any contract or other document to which any Debtor or Reorganized Debtor is a party.

article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 5.01         Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Section 5.08 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (a) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor or Non-Debtor Subsidiary party thereto in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. No Affiliate of a Debtor that is party to such agreement may terminate such agreement or exercise any other default-related rights with respect thereto. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by Law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable (and with the prior consent of the Sponsoring Noteholders), reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement. To the extent the Debtors or the Reorganized Debtors, as applicable, seek to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule to add Executory Contracts or Unexpired Leases not previously included in such schedule, the Debtors or the Reorganized Debtors, as applicable, shall serve notice of such alteration, amendment, modification, or supplement to any affected counter-parties which notice shall advise of the effective date of the rejection of subject Executory Contracts or Unexpired Leases (“Notice of Amended Rejection Schedule”).

Section 5.02         Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, (3) the Effective Date, or (4) date of service of the Notice of Amended Rejection Schedule. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Section 3.02(e) of this Plan.

Section 5.03         Cure Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing, or such other setting as requested by the Debtors or Reorganized Debtors, for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of Bankruptcy Code section 365, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Section 5.03 shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Section 5.03, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

Section 5.04         Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan, in connection with the Restructuring Transactions or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy Law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

Section 5.05         Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, shall be treated as Executory Contracts hereunder. Unless otherwise provided in the Plan, on the Effective Date, in connection with all contemplated transactions under this Plan, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, including all D&O Liability Insurance Policies, and (2) such insurance policies and any agreements, documents, or instruments relating thereto, including all D&O Liability Insurance Policies, shall revest in the applicable Reorganized Debtors.

Nothing in this Plan, Restructuring Support Agreement, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other Final Order (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators have to pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third-party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing Cure amounts or Claims.

Section 5.06         Reservation of Rights.

Nothing contained in the Plan, the Restructuring Support Agreement, or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

Section 5.07         Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

Section 5.08         Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

Section 6.01         Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the applicable Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Expenses with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Section 2.04 of the Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Section 3.02(e) of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business.

Section 6.02         Disbursing Agent.

The Debtors or the Reorganized Debtors, as applicable, shall have the authority (with the consent of the Sponsoring Noteholders) to enter into agreements with one or more Disbursing Agents to facilitate the Distributions required hereunder. All Distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

Notwithstanding any provision in the Plan to the contrary, distributions to the Holders of Senior Notes Claims and Subordinated Notes Claims may be made to or at the direction of the Prepetition Agents, which may act as Disbursing Agent (or direct the Disbursing Agent) for distributions to the Holders of Senior Notes Claims and Subordinated Notes Claims, respectively, in accordance with the Plan and the applicable Indentures. As applicable, the Prepetition Agents may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with the respective Holders of such Claims to the extent consistent with the customary practices of DTC. Notwithstanding anything to the contrary herein, such distributions shall be subject in all respect to any rights of the Prepetition Agents to assert a charging lien against such distributions. All distributions to be made to Holders of Senior Notes Claims and Subordinated Notes Claims through DTC shall be made eligible for distributions through the facilities of DTC and, for the avoidance of doubt, under no circumstances will the Prepetition Agents be responsible for making or required to make any distribution under the Plan to Holders of Senior Notes Claims and Subordinated Notes Claims if such distribution is not eligible to be distributed through the facilities of DTC.

Section 6.03         Rights and Powers of Disbursing Agent.

(a)	Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all Distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b)	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

Section 6.04         Delivery of Distributions and Undeliverable or Unclaimed Distributions.

(a)	Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making Distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make Distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

(b)	Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make Distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such Distribution; provided that the manner of such Distributions shall be determined at the discretion of the Reorganized Debtors.

(c)	Undeliverable Distributions and Unclaimed Property.

In the event that any Distribution to any Holder of an Allowed Claim is returned as undeliverable, no Distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time all currently-due, missed Distributions shall be made to such Holder without interest. Undeliverable Distributions shall remain in the possession of the Reorganized Debtors until such time as the Distribution either (i) becomes deliverable or (ii) reverts to the Reorganized Debtors or is cancelled pursuant to this Article VI, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Plan that is an unclaimed Distribution or remains undeliverable (as reasonably deemed unclaimed or undeliverable by the Reorganized Debtors or the Disbursing Agent) for a period of ninety (90) days after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such unclaimed distribution or undeliverable distribution shall revest in the applicable Reorganized Debtor automatically (and without need for a further order by the Bankruptcy Court, notwithstanding any applicable federal, provincial, or estate escheat, abandoned, or unclaimed property Laws to the contrary) and, to the extent such unclaimed distribution is comprised of (i) New Common Equity, then such New Common Equity shall be cancelled; or (ii) Cash, then such Cash shall revest with the Reorganized Debtors. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be cancelled, released, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws, or any provisions in any document governing the distribution that is an unclaimed distribution, to the contrary, and the Claim of any Holder of Claims to such property or Interest in property shall be discharged and forever barred. The Disbursing Agent shall adjust the distributions of the New Common Equity to reflect any such cancellation; however, for the avoidance of doubt, additional Securities shall not be issued to other Holders of Claims due to any such cancellations.

(d)	Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Section 4.06 hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Reinstated under the Plan.

Section 6.05         Manner of Payment.

(a)	All distributions of the New Common Equity to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or the Reorganized Debtors, as applicable.

(b)	All distributions of the New Notes to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or the Reorganized Debtors, as applicable.

(c)	All distributions of Cash to the Holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

(d)	At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

Section 6.06         Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, collecting an executed Form W-9, applicable Form W-8 or other appropriate tax form or documentation, or establishing any other mechanisms they believe are reasonable and appropriate. All Holders of Allowed Claims, as a condition to receiving any Distribution, shall provide the Disbursing Agent with a completed and executed Form W-8 or Form W-9, or similar form within sixty (60) days of a written request by the Disbursing Agent or be forever barred from receiving a Distribution. The Debtors and the Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

Section 6.07         Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

Section 6.08         No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, the Confirmation Order, any other order of the Bankruptcy Court, or required by applicable bankruptcy and non-bankruptcy Law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

Section 6.09         Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

Section 6.10         Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Section 12.07 hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

Section 6.11         Claims Paid or Payable by Third Parties.

(a)	Claims Paid by Third Parties/Insurers.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

(b)	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

Section 7.01         Disputed Claims Process.

There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan, except as provided in Section 5.02 of the Plan. On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business of the Reorganized Debtors in accordance with the books and records of the Debtors. The Debtors (with the consent of the Sponsoring Noteholders) and the Reorganized Debtors, as applicable, shall have the exclusive authority to (1) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (2) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan. If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors (with the consent of the Sponsoring Noteholders) or the Reorganized Debtors may elect to object to any Claim and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court by providing the Reorganized Debtors with written notice no later than thirty (30) days after receiving a Distribution on account of its Claim. If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed. All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

Section 7.02         Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors or the Reorganized Debtors, as applicable, may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy Law, without further notice or order from the Bankruptcy Court.

Section 7.03         Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors, in consultation with the Sponsoring Noteholders, shall have the exclusive authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Section 4.15 of the Plan.

Any objections to Proofs of Claims (other than Administrative Expenses) shall be served and Filed (a) on or before the date that is one hundred and eighty days following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is Filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a Holder of a Claim or (b) such later date as ordered by the Bankruptcy Court.

Section 7.04         Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

Section 7.05         Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order. No payment or distribution shall be made on account of such Claim or Interest unless the transferee has paid or turned over such property.

Section 7.06         No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

Section 7.07         Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

Section 7.08         No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

Section 7.09         Accrual of Dividends and Other Rights.

For purposes of determining the accrual of distributions or other rights after the Effective Date, the New Common Equity shall be deemed distributed as of the Effective Date regardless of the date on which they are actually distributed; provided, however, that the relevant Reorganized Debtors shall not pay any such distributions or distribute such other rights, if any, until after distribution of the applicable New Common Equity actually takes place.

article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

Section 8.01         Discharge of Claims and Termination of Interests.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

Section 8.02         Release of Liens.

Except as otherwise provided in the Plan, the Restructuring Support Agreement, the Confirmation Order, or in any contract, instrument, release, or other agreement or document amended or created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

Section 8.03         Releases by the Debtors.

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code and to the fullest extent permitted by applicable Law, for good and valuable consideration, each Released Party is conclusively, absolutely, unconditionally, irrevocably, and forever released by each and all of the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims (other than Reinstated Claims), Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof) or their Estates or the Non-Debtor Subsidiaries, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or Non-Debtor Subsidiaries or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or Non-Debtor Subsidiaries and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Restructuring Support Agreement, the Restructuring Transactions, the Plan (including the Plan Supplement), the solicitation of votes on the Plan, the Disclosure Statement, the New Organizational Documents, the pursuit of Confirmation and Consummation, the DIP Facility, the DIP Facility Documents, the New Money Common Equity Investment Documents, the New Note Documents, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (but not, for the avoidance of doubt, any Cause of Action included in the Schedule of Retained Causes of Action, any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan), or upon any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the indemnification provisions as set forth in the Plan; (b) any Cause of Action included on the Schedule of Retained Causes of Action; (c) the rights of any Holder of an Allowed Claim to receive distributions under the Plan; or (d) the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action of any kind whatsoever released pursuant to the Debtor Release.

Section 8.04         Releases by the Releasing Parties.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim, Cause of Action, directly or derivatively, by, through, for, or because of a Releasing Party, is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor, Reorganized Debtor, and each other Released Party from any and all Claims (other than Reinstated Claims), interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, the Estates or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert (whether individually or collectively), based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof) or their Estates or the Non-Debtor Subsidiaries, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or Non-Debtor Subsidiaries, the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or Non-Debtor Subsidiaries and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Restructuring Support Agreement, the Restructuring Transactions, the Plan (including the Plan Supplement), the solicitation of votes on the Plan, the Disclosure Statement, the New Organizational Documents, the pursuit of Confirmation and Consummation, the DIP Facility, the DIP Facility Documents, the New Money Common Equity Investment Documents, the New Note Documents, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan or the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the indemnification provisions as set forth in the Plan; (b) any Cause of Action included on the Schedule of Retained Causes of Action; (c) the rights of any Holder of an Allowed Claim to receive distributions under the Plan; or (d) the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct.

Section 8.05            Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action or any claim arising from the Petition Date through the Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable the Chapter 11 Cases, the Restructuring Support Agreement, the Disclosure Statement, the Plan (including the Plan Supplement), the DIP Facility, the DIP Facility Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (excluding, for the avoidance of doubt, providing any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan), except for claims or Causes of Action related to any act or omission constituting actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Effective Date obligation under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Section 8.06         Injunction.

Except as otherwise expressly provided in the Plan, or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims (other than Reinstated Claims), Interests, or Causes of Action that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Cause of Action; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released or settled pursuant to the Plan.

Section 8.07         Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors or another Entity with whom the Reorganized Debtors have been associated, solely because each Reorganized Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

Section 8.08         Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

Section 8.09         Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Section 8.10         Subordination Agreements.

Notwithstanding anything to the contrary in this Plan, nothing in this Article VIII shall release or discharge the Subordination Agreement or any rights of the senior creditor parties thereto.

article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

Section 9.01         Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 9.02 hereof:

(a)	The Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order, in form and substance consistent in all respects with the Restructuring Support Agreement (including any consent rights thereunder) and otherwise in form and substance acceptable to the Debtors and the Sponsoring Noteholders, and which shall:

(i)	authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(ii)	decree that the provisions in the Confirmation Order and the Plan are nonseverable and mutually dependent;

(iii)	authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, (b) distribute the New Common Equity pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or Regulation S under the Securities Act, as applicable; (c) make all distributions and issuances as required under the Plan, including Cash and the New Common Equity; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein;

(iv)	authorize the implementation of the Plan in accordance with its terms; and

(v)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

(b)	all material governmental, regulatory and/or third-party approvals or authorizations for the Restructuring Transactions and other transactions contemplated under the Plan shall have been obtained and not subject to unfulfilled conditions and be in full force and effect, and all applicable waiting or review periods shall have expired or been terminated without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Debtors’ restructuring under the Plan, the financial benefits of the restructuring to the Sponsoring Noteholders or the ability of the Sponsoring Noteholders to participate in the governance of the Reorganized Debtors;

(c)	the final version of each of the Plan, the Definitive Documents, and all documents contained in any supplement to the Plan, including the Plan Supplement and any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or Filed, as applicable in form and substance consistent in all respects with the Restructuring Support Agreement, the Plan, and comply with the applicable consent rights set forth in the Restructuring Support Agreement and/or the Plan for such documents and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement;

(d)	the Restructuring Support Agreement shall not have been terminated, shall be in full force and effect, and the Debtors and the other parties thereto shall be in compliance therewith;

(e)	the Backstop Commitment Documentation shall not have been terminated, shall be in full force and effect, and the Debtors and Backstop Commitment Parties shall be in compliance therewith;

(f)	all Professional Fee Amounts that require the approval of the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been funded into the Professional Fee Account pending the approval of such fees and expenses by the Bankruptcy Court;

(g)	all outstanding Restructuring Expenses have been paid in full in Cash;

(h)	all outstanding Prepetition Agents Expenses have been paid in full in Cash;

(i)	the consummation of the New Money Common Equity Investment shall have occurred;

(j)	the aggregate amount of Allowed General Unsecured Claims and Other Priority Claims to be paid under the Plan shall be no more than $2,500,000.

(k)	the amount of Allowed Professional Fee Administrative Expenses to be paid under the Plan shall be no more than $3,000,000.

(l)	no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Plan; and

(m)	the Debtors shall have implemented all transactions contemplated in the Plan in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein).

Section 9.02         Waiver of Conditions.

Except as otherwise specified in the Restructuring Support Agreement, any one or more of the conditions to Consummation (or component thereof) set forth in this Article IX (other than entry of the Confirmation Order) may be waived by the Debtors with the prior written consent of the Sponsoring Noteholders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

Section 9.03         Effect of Failure of Conditions.

If Consummation does not occur as to any Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement or Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders of Claims or Interests or any other Entity; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

Section 9.04         Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

Section 10.01       Modification and Amendments.

Except as otherwise specifically provided in this Plan and subject to the consent of the Sponsoring Noteholders, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

Section 10.02       Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

Section 10.03       Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement and subject to the consent of the Sponsoring Noteholders, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and to the fullest extent permissible by 28 U.S.C. § 1334 to hear, and by 28 U.S.C. § 157 to determine, all proceedings in respect thereof, including, without limitation, for the following purposes:

(a)	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests, including any dispute over the application to any Claim of any limitation on its allowance set forth in sections 502 or 503 of the Bankruptcy Code or asserted under non-bankruptcy Law pursuant to section 502(b)(1) of the Bankruptcy Code;

(c)	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

(d)	resolve disputes concerning Disputed Claims;

(e)	ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(f)	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(g)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(h)	enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

(i)	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(j)	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

(k)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

(l)	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(m)	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Section 7.06 hereof;

(n)	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(o)	determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

(p)	enter an order concluding or closing the Chapter 11 Cases;

(q)	adjudicate any and all disputes arising from or relating to distributions under the Plan;

(r)	consider any modifications of the Plan in accordance with section 1127 of the Bankruptcy Code, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(s)	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(t)	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

(u)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(v)	recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(w)	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof;

(x)	enforce all orders previously entered by the Bankruptcy Court; and

(y)	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents, the New Common Equity, the New Notes, and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

article XII.
MISCELLANEOUS PROVISIONS

Section 12.01      Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, all Non-Debtor Subsidiaries, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

Section 12.02      Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors, the Reorganized Debtors, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

Section 12.03      Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

Section 12.04      Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

Section 12.05      Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
ProSomnus, Inc. 5675 Gibraltar Dr., Pleasanton, California 94588 Attn: Brian B. Dow

Polsinelli PC

222 Delaware Ave., Suite 1101

Wilmington, Delaware 19808

Attn:       Mark B. Joachim (mjoachim@polsinelli.com)

Shanti M. Katona (skatona@polsinelli.com)

Katherine M. Devanney (kdevanney@posinelli.com)

Counsel to the Sponsoring Noteholders

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn:       David M. Posner (dposner@lowenstein.com)

Gianfranco Finizio (gfinizio@lowenstein.com)

and

Morris James LLP

500 Delaware Ave., Suite 1500

Wilmington, Delaware 19801

Attn:       Eric J. Monzo (emonzo@morrisjames.com

Brya M. Keilson (bkeilson@morrisjames.com)

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002 stating that such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

Section 12.06      Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 12.07      Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

Section 12.08      Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://www.kccllc.net/prosomnus or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

Section 12.09      Severability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

Section 12.10      Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, stockholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

Section 12.11      Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

Section 12.12      Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

[Signature Page Follows]

Dated: July 26, 2024	PROSOMNUS, INC. PROSOMNUS HOLDINGS, INC. PROSOMNUS SLEEP TECHNOLOGIES, INC.

/s/ Brian Dow
Name: Brian Dow
Title: Chief Financial Officer